Exhibit 99.1

CITI TRENDS ANNOUNCES THIRD QUARTER 2020 RESULTS

Third quarter total sales increased 8.8% to $199 million and comparable sales increased 6.3%

Gross margin increased 440 bps to 41.8% driven by full-priced sales

Operating margin expanded to 4.7% compared to (0.9%) in the prior year period

Earnings per share of $0.67 compared to ($0.09) in the third quarter of 2019

Strong liquidity with $96.8 million of cash and no debt at the end of the quarter

SAVANNAH, GA (December 1, 2020) — Citi Trends, Inc. (NASDAQ: CTRN), the leading value retailer of apparel, accessories and home trends for way less spend primarily for African American families in the United States, today reported results for the third quarter ended October 31, 2020.

Financial Highlights – 13-week third quarter ended October 31, 2020

•	Total sales increased 8.8% to $199.1 million compared to $183.1 million in the third quarter of 2019
•	Comparable store sales increased 6.3%; the fifth consecutive quarter of positive open-only comparable store sales
•	Gross margin increased 440 bps to 41.8% compared to 37.4% in the third quarter of 2019, reflecting strong full-price selling and fewer markdowns, continuing on the momentum from the second quarter expansion of 390 bps
•	Selling, general and administrative expenses increased 5.6% year-over-year due to higher bonus and equity compensation accruals; as a percent of sales, SG&A decreased 100 bps to 34.8% as compared to last year
•	Operating income was $9.3 million compared to operating loss of $1.6 million in the third quarter of 2019, for an operating margin of 4.7% compared to (0.9%)
•	Net income was $7.0 million compared to ($1.1) million in the third quarter of 2019
•	Earnings per share was $0.67 compared to ($0.09) in the third quarter of 2019
•	Cash of $96.8 million and no borrowings on the Company’s line of credit at the end of the third quarter, compared to cash and investments of $72.3 million at the end of the third quarter last year
•	Quarter-end inventory decreased 15.5% compared to the end of the third quarter of 2019
•	Successfully opened eight new Citi Trends stores and closed two stores, bringing the current fleet total to 585
•	Repurchased 375,803 shares of common stock at an aggregate cost of $9.9 million during the quarter with an additional $5.1 million repurchased through November 20th; the repurchase of the shares was funded from cash on hand

Chief Executive Officer Comments

David Makuen, Chief Executive Officer, said, “I could not be more pleased with our third quarter performance as we exceeded our expectations by delivering total company sales growth of nearly 9% and a comparable store sales increase of 6.3%, which we achieved despite reduced operating hours and a challenging operating environment. We achieved this robust growth on 33% less inventory in our comparable stores, validating that we are successfully transforming and adapting our operating model. In fact, our third quarter in-store inventory turned 55% faster than the prior year, driven by meaningfully higher full price selling and resulting in gross margin expansion of more than 440 basis points building on the second quarter gross margin expansion of 390 basis points. These strong results once again demonstrate the strength of our brand, our on-trend assortment and our loyal and expanding customer base.”

Makuen continued, “Our associates in our stores and distribution centers, as well as our home office teams, continue to do an incredible job to safely serve our customers and provide fresh and relevant trends at amazing values. I would like to thank them for their commitment and hard work. Central to our success has been our data-driven approach to effectively respond to today’s largely at-home lifestyle. We entered the holiday selling season well positioned to fill our stores with ‘Fab Festive Finds’ anchored in a broad range of giftable apparel, toys, tech, beauty, jewelry and more. Our 4,500 store team members cannot wait to create a happy holiday across our entire fleet.”

Guidance

The Company continues to plan the remainder of the year conservatively given marketplace conditions as a result of the pandemic. As such, the Company is estimating its fiscal 2020 fourth quarter comparable store sales to be approximately flat, which is consistent with November’s trend. This estimate is subject to potential consumer and marketplace volatility due to the COVID-19 pandemic and changes to the consumer landscape and therefore may change as the quarter progresses.

Due to the uncertainty surrounding the impact of the COVID-19 pandemic on the business environment, consumer behavior and the Company’s business operations, the Company is not providing any further guidance at this time.

CitiCARESSM Council Update

The Company formed the CitiCARES Council with the mission to find ways to directly support the communities the Company’s stores call home. The Company is determined to be present, involved, and engaged in issues where it can make a difference. The Company announced today that the CitiCARES Council will be conducting its first fundraising event to benefit the Boys and Girls Clubs in select communities. From November 20 thru December 20, select stores will accept donations that will directly benefit the clubs in those communities. Mr. Makuen noted, “the CitiCARES Council worked directly with the staff at these clubs to discuss their needs, programs and the shortfalls created as a result of the current pandemic. The Company and the CitiCARES Council are proud to partner with the Boys and Girls Club of America organization.”

Investor Conference Call and Webcast

Citi Trends will host a conference call today at 9:00 a.m. ET. The number to call for the live interactive teleconference is (303) 223-4361. A replay of the conference call will be available until December 8, 2020, by dialing (402) 977-9140 and entering the passcode, 21971725.

The live broadcast of Citi Trends' conference call will be available online at the Company's website, www.cititrends.com, under the Investor Relations section, beginning today at 9:00 a.m. ET. The online replay will follow shortly after the call and will be available for replay for one year.

During the conference call, the Company may discuss and answer questions concerning business and financial developments and trends that have occurred after quarter-end. The Company’s responses to questions, as well as other matters discussed during the conference call, may contain or constitute information that has not been disclosed previously.

About Citi Trends

Citi Trends, Inc. is a value-priced retailer of fashion apparel, accessories and home goods for the entire family. The Company operates 585 stores located in 33 states. Citi Trends’ website address is www.cititrends.com. CTRN-G

Forward-Looking Statements

All statements other than historical facts contained in this news release, including statements regarding the Company’s future financial results and position, business policy and plans, objectives of management for future operations and our intentions and ability to pay dividends and complete any share repurchase authorizations, are forward-looking statements that are subject to material risks and uncertainties. The words "believe," "may," "could," "plans," "estimate," "continue," "anticipate," "intend," "expect," “upcoming,” “trend” and similar expressions, as they relate to the Company, are intended to identify forward-looking statements, although not all forward-looking statements contain such language. Statements with respect to earnings, sales or new store guidance are forward-looking statements. Investors are cautioned that any such forward-looking statements are subject to the finalization of the Company’s quarter-end financial and accounting procedures, are not guarantees of future performance or results and are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified. Actual results or developments may differ materially from those included in the forward-looking statements as a result of various factors which are discussed in the Company’s filings with the Securities and Exchange Commission, including those set forth under the heading “Item 1A. Risk Factors” in the Company’s Form 10-K for the fiscal year ended February 1, 2020, as amended. These risks and uncertainties include, but are not limited to, uncertainties relating to economic conditions, the impact of potential global health emergencies such as COVID-19 (coronavirus), including potential negative impacts on the global economy and foreign sourcing, the duration of the COVID-19 outbreak (including the resurgence of COVID-19 cases), actions that may be taken by governmental authorities to contain the COVID-19 outbreak or to treat its impact, the impacts of COVID-19 on the Company's financial condition, business operation and liquidity, including the re-closure of any of the Company’s retail stores and distribution centers, growth risks, consumer spending patterns, competition within the industry, competition in our markets and the ability to anticipate and respond to fashion trends. Any forward-looking statements by the Company, with respect to guidance, the Company’s intention to declare and pay dividends, the repurchase of shares pursuant to a share repurchase program, or otherwise, are intended to speak only as of the date such statements are made. Except as required by applicable law, including the securities laws of the United States and the rules and regulations of the Securities and Exchange Commission, the Company does not undertake to publicly update any forward-looking statements in this news release or with respect to matters described herein, whether as a result of any new information, future events or otherwise.

CITI TRENDS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (unaudited)

(in thousands, except per share data)

	Thirteen Weeks Ended	Thirteen Weeks Ended
	October 31, 2020	November 2, 2019
	(unaudited)	(unaudited)
Net sales	$199,100	$183,050

Cost of sales (exclusive of depreciation shown separately below)	(115,827)	(114,579)
Selling, general and administrative expenses	(69,230)	(65,539)
Depreciation	(4,703)	(4,520)
Income from operations	9,340	(1,588)
Interest income	4	421
Interest expense	(193)	(39)
Income (loss) before income taxes	9,151	(1,206)
Income tax (expense) benefit	(2,186)	122
Net income (loss)	$6,965	$(1,084)

Basic net income (loss) per common share	$0.67	$(0.09)
Diluted net income (loss) per common share	$0.67	$(0.09)

Weighted average number of shares outstanding
Basic	10,365	11,636
Diluted	10,401	11,636

	Thirty-Nine Weeks Ended	Thirty-Nine Weeks Ended
	October 31, 2020	November 2, 2019
	(unaudited)	(unaudited)
Net sales	$531,375	$570,912

Cost of sales (exclusive of depreciation shown separately below)	(327,344)	(357,429)
Selling, general and administrative expenses	(180,929)	(191,975)
Depreciation	(14,582)	(13,741)
Asset impairment	(286)	(472)
Income from operations	8,234	7,295
Interest income	235	1,214
Interest expense	(733)	(117)
Income before income taxes	7,736	8,392
Income tax expense	(1,796)	(1,311)
Net income loss	$5,940	$7,081

Basic net income per common share	$0.57	$0.60
Diluted net income per common share	$0.57	$0.60

Weighted average number of shares outstanding
Basic	10,420	11,831
Diluted	10,444	11,842

CITI TRENDS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS (unaudited)

(in thousands)

	October 31, 2020	November 2, 2019
	(unaudited)	(unaudited)
Assets:
Cash and cash equivalents	$96,762	$23,731
Short-term investment securities	-	32,305
Inventory	114,405	135,395
Prepaid and other current assets	18,574	16,774
Property and equipment, net	63,564	55,704
Operating lease right of use assets	182,338	154,267
Long-term investment securities	-	16,272
Other noncurrent assets	6,278	7,802
Total assets	$481,921	$442,250

Liabilities and Stockholders' Equity:
Accounts payable	$87,757	$71,699
Accrued liabilities	32,496	23,631
Current operating lease liabilities	47,976	41,659
Other current liabilities	1,737	2,208
Noncurrent operating lease liabilities	148,766	120,485
Other noncurrent liabilities	2,256	1,921
Total liabilities	320,988	261,603

Total stockholders' equity	160,933	180,647
Total liabilities and stockholders' equity	$481,921	$442,250